SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2004

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-1597	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, NJ		07078
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:(973) 921-5500

(Former name or former address, if changed since last report

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On September 1, 2004, we entered into a new multi-year credit agreement with JPMorgan Chase Bank, as Administrative Agent, Bank of Tokyo-Mitsubishi Trust Company and Citicorp USA, Inc., as Syndication Agents, The Bank of New York and Suntrust Bank, as Documentation Agents, and the banks that are lenders under the agreement, and terminated our existing multi-year and 364-day credit agreements. Our aggregate availability under the new facility is $300 million, while our aggregate availability under the terminated facilities was $275 million ($175 million under the multi-year facility and $100 million under the 364-day facility). Borrowings under the new facility will be available at prevailing short-term interest rates. The new facility will also support our commercial paper borrowings up to $300 million. The new facility expires in September 2009 and requires the maintenance of interest coverage and total debt to EBITDA ratios (each as defined in the agreement). There is no material relationship between us, or our affiliates, and the parties to the new credit agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     As discussed under Item 1.01 above, on September 1, 2004, we entered into a new multi-year $300 million credit agreement. We do not have any borrowings under the facility at this time.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit	Description
4.1	Five-Year Credit Agreement, dated September 1, 2004, among The Dun & Bradstreet Corporation, the Borrowing Subsidiaries Party thereto, JPMorgan Chase Bank, as Administrative Agent, Bank of Tokyo-Mitsubishi Trust Company and Citicorp USA, Inc., as Syndication Agents, The Bank of New York and Suntrust Bank, as Documentation Agents and the Lenders Party thereto.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ David J. Lewinter

David J. Lewinter
Senior Vice President, General Counsel
& Corporate Secretary

DATE: September 1, 2004

EXHIBIT INDEX

Exhibit	Description
4.1	Five-Year Credit Agreement, dated September 1, 2004, among The Dun & Bradstreet Corporation, the Borrowing Subsidiaries Party thereto, JPMorgan Chase Bank, as Administrative Agent, Bank of Tokyo-Mitsubishi Trust Company and Citibank, N.A., as Syndication Agents, The Bank of New York and Suntrust Bank, as Documentation Agents and the Lenders Party thereto.